EXHIBIT 16.1

ROBISON, HILL & CO.	Certified Public Accountants
A PROFESSIONAL CORPORATION
DAVID O. SEAL, CPA
W. DALE WESTENSKOW, CPA
BARRY D. LOVELESS, CPA
STEPHEN M. HALLEY, CPA

September 27, 2012

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: Plandai Biotechnology, Inc.

Ladies and Gentlemen: We have read the statements under item 4.01 in the Form 8-K dated September 27, 2012, of Plandai Biotechnology, Inc. (the Company) to be filed with the Securities and Exchange Commission and we agree with such statements therein as relate to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Yours very truly,

s/ Robison, Hill & Co.

Certified Public Accountants

Salt Lake City, Utah

September 27, 2012